EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS SECOND QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, July 23, 2008 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the second quarter ended June 30, 2008. Highlights are as follows:

•                  Sales for the second quarter were $900.0 million compared with $812.8 million in the prior year quarter, a 10.7% increase (4.8% before the effects of currency translation).  The sales increase was attributable to favorable currency translation, improved pricing, and volume growth in both operating segments.  Sales were up 8.6% in North America, 9.8% in Europe Africa, 18.0% in Asia Pacific and 7.3% in Latin America.

•                  Net income for the second quarter was $25.0 million, or $0.34 per diluted share, compared with net income of $20.5 million, or $0.29 per diluted share, in the prior year quarter. The 2008 and 2007 results were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net income would have been $51.7 million for the second quarter of 2008 compared with $48.4 million calculated on the same basis for the prior year quarter, a 6.8% increase.

•                  Pre-tax income from core operations was $90.4 million in the second quarter compared with $93.1 million in the prior year quarter, a 2.9% decrease.  Excluding severance costs related to a previously disclosed reduction in workforce, pre-tax income from core operations in the second quarter would have been $95.6 million, a 2.7% increase over the prior year quarter. Inflation on raw materials and energy costs totaled approximately $40 million in the second quarter when compared with the prior year quarter, negatively affecting margins and pre-tax income.

•                  Sales for the six months ended June 30, 2008 were $1,659.2 million compared with $1,528.4 million for the prior year period, an 8.6% increase (3.0% before the effects of currency translation).  Net income for the six months ended June 30, 2008 was $38.6 million, or $0.53 per diluted share, compared with $25.3 million, or $0.35 per diluted share for the prior year period.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net income would have been $84.0 million for the six months ended June 30, 2008 compared with $76.5 million calculated on the same basis for 2007, a 9.8% increase.  Pre-tax income from core operations was $152.6 million for the six months ended June 30, 2008, down 0.7% from the prior year period.

“We saw solid demand in our Grace Davison businesses and strength in certain of our Grace Construction Products businesses,” said Grace’s Chairman, President and Chief Executive Officer Fred Festa.  “However, we are experiencing significant and accelerating cost inflation that is affecting profitability. Pricing actions already taken increased revenue by approximately $28 million in the quarter, and we are taking further actions to improve prices and margins.”  Today Grace is announcing additional price increases of up to 20% on its Grace Davison products.

CORE OPERATIONS

Grace Davison

Second quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $584.8 million, up 11.6% from the prior year quarter.  Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies – sales of catalysts and chemical additives used by petroleum refineries were $285.8 million in the second quarter of 2008, up 11.6% from the prior year quarter.

•                  Materials Technologies – sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $194.6 million in the second quarter of 2008, up 14.4% from the prior year quarter.

•                  Specialty Technologies – sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $104.4 million in the second quarter, up 6.6% from the prior year quarter and up 14.5% after excluding prior year sales of a product line sold in 2007.

Sales in all product groups were favorably affected by foreign currency translation (which most significantly affected the Materials Technologies product group), volume increases, and price increases in response to higher raw material and energy costs.

Pre-tax operating income of Grace Davison for the second quarter was $68.5 million compared with $73.1 million in the prior year quarter, a 6.3% decrease. The decrease in operating income was principally due to raw material and energy cost inflation, which outpaced price improvements and productivity gains.  Operating margin was 11.7%, compared with 13.9% in the prior year quarter.

Sales of the Grace Davison operating segment for the first six months of 2008 were $1,081.9 million, up 9.1% over the same period in 2007.  Year-to-date pre-tax operating income was $130.8 million, a 2.6% increase over the first six months of 2007, with operating margins at 12.1%, compared with 12.9% last year.  Year-to-date operating results reflect continuing inflationary pressures.

Grace Construction Products

Second quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $315.2 million, up 9.2% from the prior year quarter. Sales of this operating segment are reported by geographic region as follows:

•                  Americas – sales of products to customers in North, Central and South America were $163.4 million, up 7.4% from the prior year quarter.

•                  Europe – sales of products to customers in Eastern and Western Europe, the Middle East, Africa and India were $113.4 million, up 11.9% from the prior year quarter.

•                  Asia – sales of products to customers in Asia (excluding India), Pacific Rim countries, Australia and New Zealand were $38.4 million, up 9.4% from the prior year quarter.

Sales were favorably affected by foreign currency translation and higher selling prices in all major geographic regions and product lines.  Second quarter sales of Grace

Construction Products in the U.S. were up 5.9% over the prior year period, driven by improving sales of waterproofing and fire protection products.

Pre-tax operating income of Grace Construction Products for the second quarter was $44.8 million compared with $46.1 million for the prior year quarter, a 2.8% decrease. Excluding severance costs related to a previously disclosed reduction in workforce, pre-tax operating income in the second quarter was $49.5 million, a 7.4% increase over the prior year quarter. The increase in 2008 operating income (excluding severance costs) was primarily a result of price increases and productivity gains, partially offset by higher raw material costs.  Operating margin was 14.2%, compared with 16.0% in the second quarter of 2007.  Operating margin excluding severance costs was 15.7% in the second quarter of 2008.

Sales of the Grace Construction Products operating segment for the six months ended June 30, 2008 were $577.3 million, up 7.6% over the same period in 2007.  Year-to-date pre-tax operating income was $69.5 million compared with $72.9 million for the first six months of the prior year, a 4.7% decrease, reflecting continued weakness in the U.S. construction market, raw material cost inflation, and the second quarter severance costs.  Operating margin of 12.0% was down 1.6 percentage points compared with the same period last year.

Corporate Operating Costs

Corporate costs related to core operations were $22.9 million in the second quarter of 2008 compared with $26.1 million in the prior year quarter, a decrease of 12.3%, primarily due to lower expenses for pensions and other employment-related costs. Year-to-date corporate costs related to core operations were $47.7 million compared with $46.7 million in the first half of 2007, an increase of 2.1%.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) includes events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $12.7 million in the second quarter of 2008 compared with a loss of $21.0 million in the prior year quarter, and $13.3 million year-to-date 2008 compared with $26.8 million in the first half of 2007. The lower year-to-date loss is principally due to foreign currency translation gains on certain intercompany loans, net of hedge contract costs, and lower environmental remediation charges.

INTEREST AND INCOME TAXES

Interest expense was $14.5 million for the quarter ended June 30, 2008, compared with $20.3 million for the comparable period in 2007, and $29.6 million year-to-date in 2008 compared with $39.7 million in the first half of last year. The change in interest expense is attributable to reductions in the prime rate and reduced interest accruals for certain pre-petition obligations, partially offset by the effects of compounding interest on certain liabilities subject to compromise over the course of Grace’s Chapter 11 proceeding. The annualized weighted average interest rate on pre-petition obligations for the quarter was 4.88%.

Income taxes are recorded at a global effective rate of approximately 33% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities.

On April 7, 2008, Grace announced an agreement in principle that provides for a settlement of all present and future asbestos-related personal injury claims. The agreement, reached with the Official Committee of Asbestos Personal Injury Claimants, the Future Claimants Representative and the Official Committee of Equity Security Holders, requires the establishment of a trust under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled. This agreement contemplates the filing of a plan of reorganization and related documents with the Bankruptcy Court, and would be subject to obtaining exit financing and Bankruptcy Court and District Court approvals.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The agreement to resolve Grace’s asbestos-related liabilities and the settlement of other unresolved claims in the Chapter 11 case would result in allowable claims that differ from amounts recorded as part of liabilities subject to compromise as of June 30, 2008.  Grace expects to incorporate the terms of the agreement in principle into a joint plan of reorganization and related documentation.  Grace expects to adjust its recorded asbestos-related liability as necessary:  to reflect rulings made by the Bankruptcy Court; when a new joint plan of reorganization is filed; and when significant uncertainties have been resolved.  Such adjustments may be material to Grace’s consolidated financial position and results of operations.

Expenses related to Grace’s Chapter 11 proceedings, net of filing entity interest income, were $18.0 million in the second quarter compared with $23.6 million in the prior year quarter.

CASH FLOW AND LIQUIDITY

Grace’s net cash used for operating activities for the six months ended June 30, 2008 was $99.2 million compared with net cash provided by operating activities of $5.2 million for the prior year period. The change in net cash flow from operating activities was primarily attributable to a payment of $100 million related to the previously announced $250 million settlement of environmental claims in Libby, Montana.  The remaining $150 million was paid on July 2, 2008.  Net cash used for investing activities was $4.2 million for the six months ended June 30, 2008.

At June 30, 2008, Grace had available liquidity of approximately $692.7 million, consisting of $395.4 million in cash and cash equivalents, $50.5 million in short-term investment securities, $70.7 million in net cash value of life insurance policies, approximately $83.8 million of available credit under various non-U.S. credit facilities and approximately $92.3 million of available credit under its $165.0 million debtor-in-possession (“DIP”) facility.

Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.  Grace is exploring sources of new financing of up to $1.5 billion to fund a plan of reorganization.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.1 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s recent settlement with certain creditors, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2008	2007	2008	2007
Net sales	$900.0	$812.8	$1,659.2	$1,528.4

Cost of goods sold	635.3	552.9	1,162.5	1,050.6
Selling, general and administrative expenses	153.6	146.0	296.4	281.2
Research and development expenses	21.2	18.7	42.9	37.4
Defined benefit pension expense	14.0	13.1	28.3	25.8
Interest expense and related financing costs	14.5	20.3	29.6	39.7
Provision for environmental remediation	—	12.0	5.9	12.0
Chapter 11 expenses, net of interest income	18.0	23.6	36.4	41.4
Other (income) expense, net	(7.2)	(7.7)	(24.5)	(15.7)
	849.4	778.9	1,577.5	1,472.4
Income before income taxes and minority interest	50.6	33.9	81.7	56.0
Provision for income taxes	(21.5)	(9.3)	(37.1)	(24.2)
Minority interest in consolidated entities	(4.1)	(4.1)	(6.0)	(6.5)
Net income	$25.0	$20.5	$38.6	$25.3

Basic earnings per common share:
Net income	$0.35	$0.29	$0.54	$0.36
Weighted average number of basic shares	72.1	70.1	71.9	69.8

Diluted earnings per common share:
Net income	$0.34	$0.29	$0.53	$0.35
Weighted average number of diluted shares	72.9	71.8	72.6	71.4

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income to Net Income Excluding
Noncore Activities and Chapter 11 Expenses, net
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions	2008	2007	2008	2007

Net income	$25.0	$20.5	$38.6	$25.3
Adjustments:
Pre-tax loss from noncore activities	12.7	21.0	13.3	26.8
Chapter 11 expenses, net of interest income	18.0	23.6	36.4	41.4
Tax effects of noncore and Chapter 11 items	(4.0)	(16.7)	(4.3)	(17.0)
Net income excluding noncore activities and Chapter 11 expenses, net	$51.7	$48.4	$84.0	$76.5

Note: Net income excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries
Segment Basis Analysis

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
In millions	2008	2007	% Change		2008	2007	% Change
Net Sales:
Grace Davison	$584.8	$524.2	11.6%		$1,081.9	$991.8	9.1%
Refining Technologies	285.8	256.2	11.6%		522.7	476.1	9.8%
Materials Technologies	194.6	170.1	14.4%		364.9	329.7	10.7%
Specialty Technologies	104.4	97.9	6.6%		194.3	186.0	4.5%

Grace Construction Products	315.2	288.6	9.2%		577.3	536.6	7.6%
Americas	163.4	152.2	7.4%		295.9	287.5	2.9%
Europe	113.4	101.3	11.9%		211.0	184.4	14.4%
Asia	38.4	35.1	9.4%		70.4	64.7	8.8%
Total Grace net sales	$900.0	$812.8	10.7%		$1,659.2	$1,528.4	8.6%
Pre-tax operating income:
Grace Davison	$68.5	$73.1	(6.3)%		$130.8	$127.5	2.6%
Grace Construction Products	44.8	46.1	(2.8)%		69.5	72.9	(4.7)%
Corporate costs	(22.9)	(26.1)	12.3%		(47.7)	(46.7)	(2.1)%
Pre-tax income from core operations (a)	90.4	93.1	(2.9)%		152.6	153.7	(0.7)%
Pre-tax loss from noncore activities (a)	(12.7)	(21.0)	39.5%		(13.3)	(26.8)	50.4%
Interest expense	(14.5)	(20.3)	28.6%		(29.6)	(39.7)	25.4%
Interest income	1.3	1.6	(18.8)%		2.4	3.7	(35.1)%
Income before Chapter 11 expenses and income taxes	64.5	53.4	20.8%		112.1	90.9	23.3%
Chapter 11 expenses, net of interest income	(18.0)	(23.6)	23.7%		(36.4)	(41.4)	12.1%
Provision for income taxes	(21.5)	(9.3)	(131.2)%		(37.1)	(24.2)	(53.3)%

Net income	$25.0	$20.5	22.0%		$38.6	$25.3	52.6%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	11.7%	13.9%	(2.2	)pts	12.1%	12.9%	(0.8	)pts
Grace Construction Products	14.2%	16.0%	(1.8	)pts	12.0%	13.6%	(1.6	)pts
Total Core Operations	10.0%	11.5%	(1.5	)pts	9.2%	10.1%	(0.9	)pts
Total Core Operations adjusted for profit sharing of joint ventures (b)	10.5%	12.0%	(1.5	)pts	9.6%	10.5%	(0.9	)pts

Pre-tax income from core operations before depreciation and amortization (a)	$121.1	$120.7	0.3%		$213.5	$208.9	2.2%
As a percentage of sales	13.5%	14.8%	(1.3	)pts	12.9%	13.7%	(0.8	)pts
Depreciation and amortization	$30.7	$27.6	(11.2)%		$60.9	$55.2	(10.3)%

Gross profit percentage (sales less cost of goods sold as a percent of sales) (c) :
Grace Davison	26.3%	29.0%	(2.7	)pts	27.6%	28.6%	(1.0	)pts
Grace Construction Products	36.2%	37.8%	(1.6	)pts	35.1%	36.6%	(1.5	)pts
Total Grace	29.4%	32.0%	(2.6	)pts	29.9%	31.3%	(1.4	)pts
Net Sales by Region:
North America	$300.7	$276.8	8.6%		$574.3	$543.5	5.7%
Europe Africa	367.1	334.4	9.8%		691.1	629.4	9.8%
Asia Pacific	175.1	148.4	18.0%		287.3	259.0	10.9%
Latin America	57.1	53.2	7.3%		106.5	96.5	10.4%
Total	$900.0	$812.8	10.7%		$1,659.2	$1,528.4	8.6%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations. In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax loss from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interest expense.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM – Not Meaningful

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
In millions	2008	2007
Operating Activities

Net income	$38.6	$25.3
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	60.9	55.2
Chapter 11 expenses, net of interest income	36.4	41.4
Provision for income taxes	37.1	24.2
Income taxes paid, net of refunds	(32.4)	(18.5)
Minority interest in consolidated entities	6.0	6.5
Dividends paid to minority interests in consolidated entities	(13.3)	(11.8)
Interest accrued on pre-petition liabilities subject to compromise	26.8	38.8
Net gain on sales of investments and disposals of assets	(0.6)	(3.6)
Defined benefit pension expense	28.3	25.8
Payments under defined benefit pension arrangements	(42.5)	(57.0)
Net payments under postretirement benefit plans	(3.3)	(3.1)
Net income from life insurance policies	(1.8)	(2.5)
Provision for uncollectible receivables	0.3	1.4
Provision for environmental remediation	5.9	12.0
Expenditures for environmental remediation	(1.2)	(4.8)
Expenditures for retained obligations of divested businesses	(0.1)	(0.8)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories, and accounts payable)	(40.4)	(34.2)
Other accruals and non-cash items	(65.6)	(43.3)
Net cash provided by operating activities before Chapter 11 expenses and settlements	39.1	51.0
Cash paid to resolve contingencies subject to Chapter 11	(101.6)	(10.3)
Chapter 11 expenses paid	(36.7)	(35.5)
Net cash provided by (used for) operating activities	(99.2)	5.2
Investing Activities
Capital expenditures	(58.7)	(52.3)
Investments in short-term debt securities	—	(25.0)
Proceeds from sales of investment securities	46.7	—
Purchase of equity investment	(3.0)	(6.3)
Proceeds from termination of life insurance policies	8.1	—
Net investment in life insurance policies	0.1	0.2
Proceeds from disposals of assets	2.6	3.0
Net cash used for investing activities	(4.2)	(80.4)
Financing Activities
Net (repayments) borrowings under credit arrangements	(0.9)	9.6
Fees paid under debtor-in-possession credit facility	(1.3)	(1.3)
Proceeds from exercise of stock options	9.6	19.4
Net cash provided by financing activities	7.4	27.7
Effect of currency exchange rate changes on cash and cash equivalents	10.9	5.5
Decrease in cash and cash equivalents	(85.1)	(42.0)
Cash and cash equivalents, beginning of period	480.5	536.3
Cash and cash equivalents, end of period	$395.4	$494.3

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
In millions	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$395.4	$480.5
Investment securities	50.5	98.3
Cash value of life insurance policies, net of policy loans	70.7	77.1
Trade accounts receivable, net	534.9	500.6
Inventories	368.7	303.5
Deferred income taxes	97.0	37.7
Other current assets	85.9	80.8
Total Current Assets	1,603.1	1,578.5

Properties and equipment, net	724.4	706.1
Goodwill	126.7	122.3
Cash value of life insurance policies, net of policy loans	3.9	3.9
Deferred income taxes	707.2	767.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	58.0	54.1
Other assets	135.5	136.6
Total Assets	$3,858.8	$3,869.0

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$3.8	$4.7
Accounts payable	228.9	191.3
Other current liabilities	436.9	325.1
Total Current Liabilities	669.6	521.1

Debt payable after one year	0.3	0.3
Deferred income taxes	35.0	32.7
Minority interest in consolidated entities	62.7	70.8
Underfunded defined benefit pension plans	173.8	169.1
Unfunded pay-as-you-go defined benefit pension plans	138.4	137.9
Other liabilities	51.6	46.2
Total Liabilities Not Subject to Compromise	1,131.4	978.1

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	805.1	783.0
Drawn letters of credit plus accrued interest	29.5	26.9
Income tax contingencies	100.8	89.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	147.7	368.6
Postretirement benefits	165.3	172.7
Other liabilities and accrued interest	115.1	137.0
Total Liabilities Subject to Compromise	3,063.5	3,277.5
Total Liabilities	4,194.9	4,255.6

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	434.9	431.5
Accumulated deficit	(366.5)	(405.1)
Treasury stock, at cost	(57.5)	(63.7)
Accumulated other comprehensive income (loss)	(347.8)	(350.1)
Total Shareholders’ Equity (Deficit)	(336.1)	(386.6)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,858.8	$3,869.0